Exhibit 99.1

ARROW ELECTRONICS, INC.	NEWS
7459 S. LIMA STREET
ENGLEWOOD, CO 80112
303-824-4000

ARROW ELECTRONICS PRICES $600 MILLION NOTES OFFERING

FOR IMMEDIATE RELEASE

ENGLEWOOD, Colo. — February 12, 2013 — Arrow Electronics, Inc. (NYSE:ARW) announced today the pricing of two series of the company’s senior unsecured notes in an aggregate principal amount of $600 million. Of these, $300 million will mature on March 1, 2018 and will bear interest at an annual rate of 3.00% percent (the “2018 Notes”), and $300 million will mature on March 1, 2023 and will bear interest at an annual rate of 4.50% percent (the “2023 Notes” together with the 2018 Notes, the “Notes”). The offering is expected to close on February 20, 2013. Net proceeds from this offering are expected to be used to repay Arrow Electronics’ outstanding 6.875% notes due July 1, 2013 at or before maturity and for other general corporate purposes, including acquisitions. Pending the application of the proceeds, the proceeds may be applied to reduce amounts outstanding under Arrow Electronics’ revolving credit facility or securitization program.

The Notes are being offered under an automatic shelf registration statement previously filed with the Securities and Exchange Commission, and which became effective upon filing. The offering is being led by Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes. In addition, there shall be no sale of these securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful.

Arrow Electronics is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 470 locations in 55 countries.

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Contact:	Greer Aviv
Senior Manager, Investor Relations
303-824-3765

Paul J. Reilly
Executive Vice President, Finance and Operations & Chief Financial Officer
631-847-1872

Media Contact:	John Hourigan
Vice President, Global Communications
303-824-4586

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release includes forward-looking statements that are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, risks related to the integration of acquired businesses, change in legal and regulatory matters, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “may,” “will,” “believes,” “seeks,” “estimates,” and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.